PROMISSORY NOTE

$2,300,000                                                  Denver, Colorado
                                                            December 20, 1996

     Tipperary Corporation, a Texas corporation ("Maker") hereby promises to pay to the order of Slough Parks Incorporated, a Delaware corporation ("Lender"), at its office located at 33 West Monroe Street, Chicago, Illinois 60603, or at any other place the holder hereafter designates, the principal sum of $2,300,000 together with interest thereon in lawful money of the United States as herein provided.

     1. Interest. The unpaid principal balance of this Note shall bear interest commencing on the date proceeds of the loan are received by Maker after written request for loan proceeds are provided to Lender, such interest to be at the rate of 8.5% per annum, payable in calendar quarterly installments. Each such quarterly interest payment shall be due and payable within five days of the end of each calendar quarter. Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

     2. Maturity. The unpaid principal balance of this Note, together with accrued and unpaid interest, shall be due and payable in full one year from the date of the initial advance of funds by Lender hereunder.

     3. Note Origination Fee. Maker hereby agrees to pay an origination fee to Lender in the amount of $80,500 upon first receipt of any proceeds of the loan.

     4. Security. This Note is secured by a security contract of even date herewith, in favor of Lender, with respect to 10% of the interest in the joint operating agreement in respect of the Comet Ridge project located in Queensland, Australia.

     5. Prepayment. The unpaid principal balance of the Note, together with accrued and unpaid interest, may be paid in whole or in part, at any time in the sole discretion of Maker without penalty. Any prepayment in part by Maker shall be first allocated to any accrued and unpaid interest, with any remaining amount being allocated to the unpaid principal.

     6. Default. If any of the following events occurs, all indebtedness owing by Maker hereunder shall become forthwith due and payable to Lender, upon delivery by Lender to Maker of a written notice of default and demand for payment, and the expiration of 30 days from the delivery of such notice, during which such period Maker shall have the ability to cure such default.

          a. Any default by Maker in the payment, when due, of any part of the principal of or interest on this Note and the payment of any other sums payable by Maker pursuant to the terms of this Note.

          b. Maker's insolvency or bankruptcy, the execution by Maker of an assignment for the benefit of creditors of substantially all of Maker's assets, or Maker's consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

          c. The appointment of a trustee or receiver or other officer of a court for Maker, or for a substantial part of its properties, without its consent, where no discharge is effected within 30 days.

          d. The institution of bankruptcy, reorganization, insolvency, or liquidation proceedings by or against Maker, and if against Maker, where such proceeding is consented to by them or remains undismissed for 30 days.

          e. Any breach or failure of Maker to perform any term or condition of this Note.

     7.   Use of Proceeds.    Maker hereby warrants that the proceeds from this
Note shall be used to purchase the property described in that certain options dated September 20, 1996 between Maker and Nations Bank relating to ATP-526 Petroleum Lease: 90, 91, 92, State of Queensland, Australia. Any residual Note proceeds not required with respect to the foregoing property purchase will be immediately returned as a partial principal repayment of the loan.

     8. Assignment. This Note may not be assigned by Lender or Maker without the express written consent of the other party.

     9. Governing Law. This Note is made and is being executed in the State of Colorado, and the provisions hereof will be construed in accordance with the laws of the State of Colorado. Furthermore, such Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the State of Colorado, and they do hereby submit to such jurisdiction in the State of Colorado.

     10. Severability. Invalidation of any of the provisions of this Note shall not affect the remainder of this Note.

     11. Amendment. This Note may not be amended or modified except only by an instrument in writing signed by both parties.

     12. Subordination. This Note is subject to the terms and provisions of a Subordination Agreement of even date herewith between Lender and Colorado National Bank, which terms and provisions are incorporated herein by reference.

TIPPERARY CORPORATION


By:  /s/ David L. Bradshaw
     -----------------------------------
     David L. Bradshaw, President and
     Chief Executive Officer

SLOUGH PARKS INCORPORATED


By:  /s/ Deborah L. Bean
     -----------------------------------
     Deborah L. Bean, Vice President and
     Chief Financial Officer